Exhibit 99.1

JAKKS Pacific® Reports Fourth Quarter and Year-End Results for 2010

MALIBU, Calif.--(BUSINESS WIRE)--February 15, 2011--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s fourth quarter and full year ended December 31, 2010.

Net sales for the fourth quarter of 2010 were $198.0 million compared to $198.8 million reported in the comparable period last year; and net sales for the full year of 2010 were $747.3 million compared to $803.7 million in 2009. Reported net income for the fourth quarter was $8.9 million, or $0.30 per diluted share, compared to a loss of $1.9 million, or $0.07 per share, in the fourth quarter of 2009. Reported net income for the full year of 2010 was $47.0 million, or $1.52 per diluted share, which includes a one-time pre-tax charge relating to the benefit payment of $2.8 million, or $0.06 per diluted share, to the estate of Jack Friedman pursuant to his employment agreement and one-time tax benefits of $10.8 million, or $0.31 per diluted share, compared to a loss of $385.5 million, or $14.02 per share, reported in 2009.

On a non-GAAP basis, net sales for the fourth quarter of 2010 were $198.0 million compared to $198.8 million, and $747.3 million for the full year of 2010 compared to $804.3 million reported in the full year of 2009. On a non-GAAP basis, net income for the fourth quarter of 2010 was $8.9 million, or $0.30 per diluted share, compared to $6.4 million, or $0.22 per diluted share, in the fourth quarter of 2009. Non-GAAP earnings for the full year of 2010 were $47.0 million, or $1.52 per diluted share including the one-time charge and tax benefits noted above, compared to $30.2 million, or $1.03 per diluted share, reported in 2009.

Fourth quarter and full year GAAP results include the following, which were excluded in the non-GAAP results above for 2009:

2010

  There were no adjustments to the 2010 GAAP results.

2009

  Pre-tax charge to cost of goods of $23.3 million was taken in the second quarter and $2.9 million in the third quarter related to the impairment of inventory.
  Pre-tax charge to royalty expense of $33.2 million was taken in the second quarter and $0.2 million in the third quarter related to abandoned or underperforming licenses.
  Pre-tax non-cash goodwill and other intangible asset impairment charges of $415.3 million taken in the second quarter.
  Pre-tax non-cash charge of $2.3 million related to the write-off of obsolete tools and molds taken in the second quarter.
  Pre-tax charge of $1.3 million related to a product recall taken in the second quarter.
  Pre-tax non-cash charge of $23.5 million related to the reduction of our preferred return from our video game joint venture with THQ as a result of the arbitration decision, of which $22.5 million was taken in the second quarter and $1.0 million was taken in the third quarter.
  Pre-tax charge of $13.0 million taken in the fourth quarter related to the reorganization of the Company’s operations, including termination of lease obligations, severance, fixed asset write-offs and other contract terminations.

“We finished 2010 with robust sales that were ahead of plan,” commented Stephen Berman, President and CEO, JAKKS Pacific. “We are pleased that we also achieved the top end of our earnings guidance, despite continuing cost pressures and product mix shift that affected margin on those sales. We continue to closely manage our supply chain and maintain momentum on the development and placement of our product lines for 2011, giving us cautious optimism for this year.

“Our 2011 portfolio has been well-received and is broadly placed in virtually all retail channels. We are expecting to achieve growth this year, with the contributions coming from across all JAKKS divisions, including role play toys, action figures, Halloween costumes, electronics, kids furniture, dolls and more.”

“While we successfully reduced operating costs in 2010, we continue to be challenged with increases in labor, raw materials and transportation,” commented Joel Bennett, Executive Vice President and CFO. “However, barring any further substantial increases, we believe we will be able to keep these pressures in line with our expectations for the year.”

Operations provided cash of $67.5 million for the full year of 2010, and as of December 31, 2010, the Company’s working capital was $389.8 million, including cash and equivalents and marketable securities of $278.6 million.

Bennett continued, “We continue to actively evaluate potential acquisition targets and apply our disciplined approach to obtain the best deal for JAKKS Pacific and our Stockholders. In addition, we purchased 291 thousand shares of our common stock during the quarter at a cost of $5.6 million pursuant to our previously announced stock buy-back program of up to $30.0 million of the Company’s common stock.”

Berman concluded, “For our initial 2011 guidance we are anticipating an increase in net sales of 3% to 4% to approximately $770 to $775 million, with diluted EPS in the range of $1.32 to $1.35, an increase of 4% to 6% excluding the one-time tax benefits and benefit payment in 2010. This guidance anticipates first quarter 2011 net sales in the range of $60 to $65 million, with a loss per share in the range of $0.39 to $0.45 versus net sales of $77.3 million and a loss per share of $0.19 in the first quarter of 2009, which included a one-time tax benefit of $4.9 million, or $0.18 per share.”

Use of Non-GAAP Financial information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information, including net sales information that excludes recall items, and expense information that excludes intangible asset impairment charges and license and inventory impairment charges, among others. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these non-GAAP financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operation results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call

JAKKS Pacific will webcast its fourth quarter earnings conference call today at 8:30a.m. ET (5:30a.m. PT) today. To listen to the live webcast, go to investors.jakks.com, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from approximately one hour after the call concludes through March 15, 2011. The playback can be accessed by calling 888-203-1112, or 719-457-0820 for international callers, pass code “9068258”

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots® and Disguise™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Pokémon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco® and Cabbage Patch Kids®. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2010	2009
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$278,346	$254,837
Marketable securities	207	202
Accounts receivable, net	122,476	129,930
Inventory, net	43,230	34,457
Income taxes receivable	19,052	35,015
Deferred income taxes	26,168	19,467
Prepaid expenses and other current assets	25,275	34,259
Total current assets	514,754	508,167

Property and equipment	76,150	73,812
Less accumulated depreciation and amortization	59,204	52,598
Property and equipment, net	16,946	21,214

Goodwill, net	6,988	1,571
Trademarks & other assets, net	38,388	42,912
Deferred income taxes	56,256	53,502
Investment in video game joint venture	74	6,727
Total assets	$633,406	$634,093

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$90,389	$101,819
Reserve for sales returns and allowances	28,378	33,897
Income taxes payable	6,143	-
Short-term debt	-	20,262
Total current liabilities	124,910	155,978

Long term debt	89,458	86,728
Other liabilities	1,625	2,490
Income taxes payable	5,005	16,788
Total liabilities	220,998	261,984

Stockholders' equity:
Common stock, $.001 par value	28	28
Additional paid-in capital	302,425	303,474
Treasury Stock	(5,641)	-
Retained earnings	119,884	72,835
Accumulated other comprehensive income (loss)	(4,288)	(4,228)
	412,408	372,109
Total liabilities and stockholders' equity	$633,406	$634,093

JAKKS Pacific, Inc. and Subsidiaries
Fourth Quarter Earnings Announcement, 2010
Condensed Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$197,991	$198,772	$747,268	$803,704
Less cost of sales
Cost of goods	108,310	116,092	412,104	470,166
Royalty expense	21,492	21,483	77,544	112,078
Amortization of tools and molds	2,658	4,883	12,670	18,532
Cost of sales	132,460	142,458	502,318	600,776
Gross profit	65,531	56,314	244,950	202,928
Direct selling expenses	24,606	24,822	58,549	67,586
Selling, general and administrative expenses	27,630	27,068	123,683	143,082
Depreciation and amortization	2,323	3,473	12,521	16,368
Write-down of other intangible assets	-	-	-	8,221
Write-down of goodwill	-	-	-	407,125
Reorganization charges	-	12,994	-	12,994
Income (loss) from operations	10,972	(12,043)	50,197	(452,448)
Other income (expense):
Profit (loss) from video game joint venture	-	5,796	6,000	(16,128)
Other	(56)	-	(56)	-
Interest income	82	41	333	318
Interest expense, net of benefit	(981)	(4,130)	(6,732)	(7,930)
Income (loss) before provision (benefit) for income taxes	10,017	(10,336)	49,742	(476,188)
Provision (benefit) for income taxes	1,146	(8,478)	2,693	(90,678)
Net income (loss)	$8,871	$(1,858)	$47,049	$(385,510)
Earnings (loss) per share - diluted (basic)	$0.30	$(0.07)	$1.52	$(14.02)
Shares used in earnings (loss) per share	33,880	27,491	34,513	27,502

Reconciliation of GAAP to non-GAAP Results
Condensed Statements of Income (Unaudited)

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2009	2009
	(In thousands, except per share data)

Net sales	$198,772	$803,704
Change in net sales - recall	-	610
Non-GAAP net sales	$198,772	$804,314

Income (loss) from operations as reported	$(1,857)	$(385,510)

Non-GAAP adjustments:
Change in net sales - recall	-	610
Impairment of inventory	-	23,021
Impairment of inventory - recall	-	979
Write-down of abandoned/underperforming licenses	-	33,224
Write-down of Other Intangible Assets	-	8,221
Write-down of Joint Venture receivable	-	23,544
Write-down of Goodwill	-	407,125
Write-off of obsolete tools and molds	-	2,316
Reorganization charges	12,994	12,994
Tax adjustments and tax impact of above items	(4,740)	(96,283)

Total non-GAAP adjustments	8,255	415,752

Non-GAAP income from continuing operations	$6,398	$30,242

Non-GAAP earnings per share - diluted:	$0.22	$1.03
Shares used in earnings per share diluted	33,738	32,739

© 2011 JAKKS Pacific, Inc. All rights reserved.

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, (310) 455-6235
Joel Bennett, (310) 455-6210